Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides First-Quarter Snow Data and Segment Salt Sales

Strong Salt Sales Demand Provides Constructive Backdrop to Bid Season

OVERLAND PARK, Kan. (April 12, 2021) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported today below average first-quarter 2021 winter weather activity in its North American-served market. When coupled with the previously announced fourth-quarter 2020 activity, this resulted in a slightly below average winter for the full season ended March 2021.

Eleven representative cities in the company’s primary North American highway deicing service area reported 100 snow events during the first quarter of 2021, which was approximately 8% below the 10-year average and 18% above first-quarter 2020 results.

As previously forecast, highway deicing sales volumes in the first quarter of 2021 increased from 2020 levels. A combination of higher North American bid season commitments, strong winter weather in the U.K. as well as severe winter weather in North America during February drove this volume increase.

“Despite below average snow activity for the first quarter, we experienced solid demand from our U.S. highway deicing customer portfolio as a number of ice storms impacted our markets in addition to the snow event activity in the first quarter. We expect this healthy start to the year likely normalized customer inventories throughout North America, setting up a constructive backdrop for the upcoming bid season. Comparatively, this represents the highest first-quarter sales volumes for our highway deicing products since 2014,” said Kevin S. Crutchfield, president and CEO. “In addition, we have achieved a number of milestones in recent weeks, including two announced definitive sale agreements to optimize our asset portfolio and the successful negotiation of a new, five-year collective bargaining agreement at our Goderich mine. Through these strategic actions, I believe we are building positive momentum as we head into the remainder of 2021.”

The company sold approximately 4.6 million tons of highway deicing salt products in the first quarter of 2021 compared to 3.1 million tons in the prior-year period. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products were approximately 5.0 million tons in the 2021 period compared to 3.6 million tons in the first quarter of 2020.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.
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About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the upcoming bid season and the company’s ability to build positive momentum. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (vi) the timing and completion of the proposed transaction to sell the company’s South America agriculture business and the proposed transaction to sell certain of the company’s North America micronutrient assets, and (vii) the timing and the outcome of the sale process for the company’s South America chemical business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed or to be filed with the SEC and the company’s Current Report on Form 8-K filed with the SEC on March 24, 2021. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com